SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                               September 18, 2000

                Date of Report (Date of earliest event reported)


                              PMCC FINANCIAL CORP.
             (Exact name of Registrant as specified in its charter)


           Delaware                 0-7614                   11-3404072
 (State or other jurisdiction (Commission File Number)     (IRS Employer
        of incorporation)                              Identification Number)



                               3 Expressway Plaza
                         Roslyn Heights, New York 11577


                                 (516) 625-3000
              (Registrant's telephone number, including area code)


                                Page 1 of 3 Pages






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Item 5. Other Events

I. In a continuing effort to reduce the Company's overhead and expenses and achieve profitability, PMCC Mortgage Corp. at its Board of Directors meeting on September 18, 2000 has determined that on or about October 1, 2000, it will permanently close its office in Roslyn Heights, NY. PMCC Mortgage Corp. and PMCC Financial Corp. will relocate their corporate offices to the location of the existing branch office and former corporate office at 1767 Morris Avenue, Union, NJ 07083. In conjunction with this closing, the Company is in the process of negotiating with its landlord at 3 Expressway Plaza to terminate the remaining 4.5 years of its lease at that location. PMCC's business strategy continues to be to stabilize and strengthen its remaining areas of business. The Company has added new account executives in both New Jersey and Florida. More than 90% of mortgage loan applications taken by the Company in the last three months were through its wholesale operations. The cost for terminating employees and the lease in Roslyn is anticipated to be approximately $300,000, however, after all reductions noted herein, it is anticipated that the Company will experience annualized cost savings of approximately $1.5 million.

     To maintain a presence in New York State, the Company will occupy office space of approximately 1,000 square feet on Long Island apart from its present location.

     Also part of this change is the termination of Keith Haffner, the Company's Interim Chief Executive Officer and Secretary. The Board has approved the appointment of Andrew Soskin, the Company's Interim President, to the additional position of Interim CEO and the appointment of Stephen Mayer, the Company's Chief Financial Officer, to the additional position of Secretary.

     The Company anticipates that the transition period for this action will be approximately 90 days.



II. On September 22, 2000, PMCC Financial Corp. was advised by the American Stock Exchange that it is the intention of the Exchange to proceed with the filing of an application with the Securities and Exchange Commission to strike the Company's common stock from listing and registration on the Exchange.

     On September 26, 2000, the Company exercised its right to appeal the decision of the Exchange. A formal hearing is expected to be held by the Exchange's Committee on Securities as soon as practicable.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.



                              PMCC FINANCIAL CORP.


Date: September 29, 2000

                                             By: /s/ Stephen J. Mayer
                                                 --------------------
                                                 Name:  Stephen J. Mayer
                                                 Title: Chief Financial Officer